A Partnership of Incorporated ProfessionalsAmisano Hanson

   Chartered Accountants

December 15, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for The Madonna Corporation (the “Company”).  We have read the Company’s current report on 8-K dated December 15, 2005 and are in agreement with the first and second paragraphs of Item 4.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

SUITE 604 - 750 WEST PENDER STREETTELEPHONE:  604-689-0188

VANCOUVER CANADAFACSIMILE:    604-689-9773